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                    January 25, 2022

       Laurence Winoker
       Chief Financial Officer
       Lifetime Brands, Inc.
       1000 Stewart Avenue
       Garden City, New York 11530

                                                        Re: Lifetime Brands,
Inc.
                                                            Form 10-K for the
Year Ended December 31, 2020
                                                            Filed March 10,
2021
                                                            File No. 000-19254

       Dear Mr. Winoker:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing